Exhibit 99.1

Lifeway Foods, Inc. Announces Results for the First Quarter Ended March 31, 2022

Net sales increase 16.1% year-over-year to $34.1 million; up 34.3% compared to 2020

Delivers 10th straight quarter of year-over-year net sales growth

Morton Grove, IL — August 26, 2022— Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today reported financial results for the first quarter ended March 31, 2022.

“I am pleased to announce that the first quarter marked yet another consecutive quarter of growth for Lifeway, highlighted by 16.1% year-over-year net sales growth,” commented Julie Smolyansky, Lifeway’s President and Chief Executive Officer. “Like others in the industry, we have faced inflationary challenges throughout 2022, but our team has worked tirelessly to respond swiftly to the dynamic operating environment and take decisive action in an effort to preserve our margin. We remain very encouraged by the demand of our drinkable Kefir product, which is the core driver of our results. We were recently awarded another rotation of Lifeway Kefir distribution at a large retailer in the club channel and have expanded our efforts to increase our presence in high visibility away-from-home locations, such as universities, small format convenience stores and healthcare settings. We are crafting strategy to build upon the amazing momentum we have amassed over the past two years and will work to maximize our gains by expanding product assortment with key retailers and reaching new customers with targeted marketing tactics. Consumers remain focused on immunity and gut health, and our probiotic Lifeway Kefir is well-positioned for continued growth as our addressable market expands.”

First Quarter 2022 Results

Net sales were $34.1 million for the first quarter ended March 31, 2022, an increase of $4.7 million or 16.1% from the same period in 2021. The net sales increase was primarily driven by higher volumes of our branded drinkable kefir and the impact of price increases implemented during the quarter, and to a lesser extent the favorable impact of our acquisition of GlenOaks Farms during the third quarter of 2021.

Gross profit as a percentage of net sales was 16.4% for the first quarter ended March 31, 2022.

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Delayed Reporting of Financial Results

As previously announced, the Company experienced delays in reporting its financial results and filing its 10-K for the year ended December 31, 2021, which was subsequently filed on July 21, 2022. As a result, the reporting of financial results and filing of its 10-Q for the first quarter ended March 31, 2022 was also delayed.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cheese, probiotic oat milk, and a ProBugs line for kids. Lifeway’s tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” and “predict.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Contact:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2022 and 2021

(In thousands)

	March 31, 2022	December 31,
	Unaudited	2021
Current assets
Cash and cash equivalents	$7,987	$9,233
Accounts receivable, net of allowance for doubtful accounts and discounts & allowances of $1,320 and $1,170 at March 31, 2022 and December 31, 2021 respectively	11,389	9,930
Inventories, net	8,649	8,285
Prepaid expenses and other current assets	1,066	1,254
Refundable income taxes	503	344
Total current assets	29,594	29,046

Property, plant and equipment, net	19,822	20,130
Operating lease right-of-use asset	216	216

Intangible assets
Goodwill	11,704	11,704
Intangible assets, net	7,843	7,978
Total intangible assets	19,547	19,682

Other assets	1,800	1,800
Total assets	$70,979	$70,874

Current liabilities
Current portion of note payable	$1,000	$1,000
Accounts payable	8,723	6,614
Accrued expenses	3,190	3,724
Accrued income taxes	199	725
Total current liabilities	13,112	12,063
Line of credit	2,777	2,777
Note payable	3,222	3,470
Operating lease liabilities	98	85
Deferred income taxes, net	3,201	3,201
Other long-term liabilities	224	147
Total liabilities	22,634	21,743

Commitments and contingencies	–	–

Stockholders' equity
Preferred stock, no par value; 2,500 shares authorized; no shares issued or outstanding at March 31, 2022 and December 31, 2021	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,435 outstanding at March 31, 2022 and December 31, 2021, respectively	6,509	6,509
Paid-in capital	2,661	2,552
Treasury stock, at cost	(13,436)	(13,436)
Retained earnings	52,611	53,506
Total stockholders' equity	48,345	49,131

Total liabilities and stockholders' equity	$70,979	$70,874

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the three months ended March 31, 2022 and 2021

(In thousands, except per share data)

	2022	2021

Net Sales	$34,099	$29,376

Cost of goods sold	27,863	20,512
Depreciation expense	656	815
Total cost of goods sold	28,519	21,327

Gross profit	5,580	8,049

Selling expense	3,202	3,222
General and administrative expense	3,292	2,891
Amortization expense	135	–
Total operating expenses	6,629	6,113

(Loss) income from operations	(1,049)	1,936

Other (expense) income:
Interest expense	(42)	(22)
Loss on sale of property and equipment	–	(7)
Other (expense) income, net	(1)	(8)
Total other (expense) income	(43)	(37)

(Loss) income before provision for income taxes	(1,092)	1,899

(Benefit) provision for income taxes	(197)	593

Net (loss) income	$(895)	$1,306

Earnings (loss) per common share:
Basic	$(0.06)	$0.08
Diluted	$(0.06)	$0.08

Weighted average common shares:
Basic	15,435	15,604
Diluted	15,435	15,814

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the three months ended March 31, 2022 and 2021

(In thousands)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(895)	$1,306
Adjustments to reconcile net (loss) income to operating cash flow:
Depreciation and amortization	791	815
Non-cash interest expense	2	6
Deferred revenue	(8)	(8)
Stock-based compensation	315	153
Loss on sale of property and equipment	–	7
(Increase) decrease in operating assets:
Accounts receivable	(1,458)	(1,959)
Inventories	(364)	193
Refundable income taxes	(159)	(15)
Prepaid expenses and other current assets	188	54
Increase (decrease) in operating liabilities:
Accounts payable	2,109	(301)
Accrued expenses	(643)	398
Accrued income taxes	(526)	561
Net cash (used in) provided by operating activities	(648)	1,210

Cash flows from investing activities:
Purchases of property and equipment	(348)	(518)
Net cash used in investing activities	(348)	(518)

Cash flows from financing activities:
Repayment of note payable	(250)	–
Net cash used in financing activities	(250)	–

Net (decrease) increase in cash and cash equivalents	(1,246)	692

Cash and cash equivalents at the beginning of the period	9,233	7,926

Cash and cash equivalents at the end of the period	$7,987	$8,618

Supplemental cash flow information:
Cash paid for income taxes, net	$95	$47
Cash paid for interest	$40	$16

Non-cash investing activities
Increase (decrease) in right-of-use assets and operating lease obligations	$36	$21

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